Exhibit 10.1

COMPUGEN LTD.
2021 EMPLOYEE SHARE PURCHASE PLAN

1.            Purpose.  The purpose of the Plan is to provide incentive for present and future eligible Participants to acquire equity interests (or increase existing equity interests) in the Company through the purchase of Shares in order to promote the interest of the Company.

2.            Definitions.

(a)          “Applicable Exchange” means the NASDAQ Stock Market or such other securities exchange or inter-dealer quotation system as may at the applicable time be the principal market for the Shares.

(b)          “Applicable Percentage” means the percentage specified in Section 6(b), subject to adjustment by the Committee as provided in Section 6(b).

(c)          “Board” means the Board of Directors of the Company.

(d)          “Committee” means the committee appointed by the Board to administer the Plan as described in Section 14 or, in the absence of a committee, the Board.

(e)          “Company” means Compugen Ltd., an Israeli company, or any successor thereto.

(f)          “Company Transaction” has the meaning given such term in Section 13(b)(iii).

(g)          “Compensation” means, with respect to each Participant who is an Employee for each pay period:  base salary, wages, overtime, and shift premium paid to such Participant by the Company or a Designated Subsidiary.  Except as otherwise determined by the Committee, “Compensation” does not include: (i) any amounts contributed by the Company or a Designated Subsidiary to any pension plan, (ii) any automobile, relocation or housing allowances, or reimbursement for any expenses, including automobile, relocation or housing expenses, (iii) any amounts paid as a bonus, including a starting bonus, referral fee, annual bonus, relocation bonus, or sales incentives or commissions, (iv) any amounts realized from the exercise of any share options or incentive awards, (v) any amounts paid by the Company or a Designated Subsidiary for other fringe benefits, such as health and welfare, hospitalization and group life insurance benefits, disability pay, or perquisites, or paid in lieu of such benefits, or (vi) other similar forms of extraordinary compensation.  “Compensation” means, with respect to each Participant who is a Consultant, for each period covered by an invoice or, in respect to Consultants paid on retainer, each period for which such retainer is paid, 80% of all fees and retainers paid to such Participant (or a company controlled by him or her), but excluding (i) any reimbursement for any expenses, including automobile, equipment, travel, and the like; (ii) any amounts paid as a bonus, including a starting bonus, referral fee, annual bonus, relocation bonus, or sales incentives or commissions, (iii) any amounts realized from the exercise of any share options or incentive awards, (iv) any amounts paid by the Company or a Designated Subsidiary for other fringe benefits, such as health and welfare, hospitalization and group life insurance benefits, disability pay, or perquisites, or paid in lieu of such benefits, or (v) other similar forms of extraordinary compensation.

(h)          “Consultant” shall mean any consultant or adviser (including an office holder of the Company) engaged to provide services to the Company or any Designated Subsidiary who qualifies as a consultant or advisor under the applicable rules of the Securities and Exchange Commission for registration of shares on a Form S-8 Registration Statement.

(i)          “Designated Subsidiary” shall mean Compugen USA, Inc. and any Subsidiary which has been designated by the Committee from time to time in its sole discretion as eligible to participate in the Plan. The Committee may designate, or terminate the designation of, a subsidiary as a Designated Subsidiary at any time upon its sole discretion.

(j)          “Effective Date” means November 3, 2020.

(k)          “Employee” means any individual designated as an employee of the Company or a Designated Subsidiary on the payroll records thereof.

(l)          “Entry Date” means the first day of each Offering Period.

(m)         “ESPP Brokerage Account” has the meaning given such term in Section 9(a).

(n)          “Fair Market Value” means, if the Shares are listed on a national securities exchange, as of any given date, the closing price for a Share on such date on the Applicable Exchange, or if Shares were not traded on the Applicable Exchange on such measurement date, then on the closest preceding date on which Shares are so traded, all as reported by such source as the Committee may select.  If the Shares are not listed on a national securities exchange, the Fair Market Value of a Share shall mean the amount determined by the Board in good faith.

(o)          “Offering” shall mean an offer under the Plan of an option that may be exercised at the end of an Offering Period as further described in Sections 4 and 5. Unless otherwise specified by the Committee, each Offering to the eligible Participants shall be deemed a separate Offering, even if the dates and other terms of the applicable Offering Periods of each such Offering are identical and the provisions of the Plan will separately apply to each Offering.

(p)          “Offering Period” means, subject to adjustment as provided in Section 4(b), the approximately six (6) month period beginning on each:  (i) June 1 of each year and ending the last day of November of such year, or (ii) December 1 of each year and ending on the last day of May of the following year, until the Plan terminates; provided that the first Offering Period shall begin on January 1, 2021.

(q)          “Participant” means an Employee or a Consultant, in each case, who is eligible to participate in the Plan under Section 3 and who has elected to participate in the Plan by enrolling as provided in Section 5 hereof.

(r)          “Plan” means the Compugen Ltd. 2021 Employee Share Purchase Plan, including any other sub-plans or appendices hereto, as amended and/or restated from time to time.

(s)          “Plan Contributions” means, with respect to each Participant, the after-tax payroll deductions withheld from the Compensation of the Participant and contributed to the Plan for the Participant as provided in Section 7 hereof.

(t)          “Purchase Date” means the last day of each Offering Period.

(u)          “Purchase Price” means the price per Share offered in a given Offering Period determined as provided in Section 6(b).

(v)          “Section 409A” shall mean Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance issued thereunder, including, without limitation, any such regulations or other guidance issued after the Effective Date.

(w)         “Share” means an ordinary share, par value NIS 0.01 per share, of the Company (including any new, additional or different shares or securities resulting from any change in capitalization pursuant to Section 13(b)).

(x)          “Subsidiary” means any corporation of which the Company owns, directly or indirectly, 50% or more of the total combined voting power of all classes of stock.

(y)          “Terminating Event” means a Participant ceases to be an Employee or a Consultant under any circumstances; provided, however, that, for purposes of the Plan, a Participant’s status as an Employee shall be considered to be continuing intact while such Participant is on military leave, sick leave, or other bona fide leave of absence approved by the Committee or the Participant’s supervisor; provided further, however, that if such period of leave of absence exceeds three (3) months, and the Participant’s right to reemployment is not provided either by applicable law or by contract, the Participant’s status as an Employee shall be deemed to have terminated on the first day immediately following such three (3)-month period. For purposes of the Plan, a Participant’s status as a Consultant shall be considered to be continuing at such events determined by the Committee and also in the event that such Consultant is not entitled to any consideration under Consultant’s contract during a specific period of time (even as a result of termination), provided that the Participant has a right to resume his or her right to consideration either by applicable law or by contract executed prior to the time Consultant became ineligible to said consideration.  A transfer of a Participant’s employment between or among the Company and/or Designated Subsidiaries (solely Designated Subsidiaries and not all Subsidiaries) shall not be considered a Terminating Event.

3.            Eligibility.

(a)          General Rule.  Except as otherwise provided herein, all Employees and such Consultants designated by the Committee in writing shall be eligible to participate in the Plan.

(b)         Exclusion.  Notwithstanding the provisions of Section 3(a), the Committee may exclude from participation in the Plan (i) such Employees and Consultants who have not been employed or engaged by the Company or the Designated Subsidiary, as the case may be, for such continuous period preceding an Offering Period; (ii) temporary Employees; (iii) part-time Employees; (iv) Consultants who are entitled to annual Compensation below a certain amount specified by the Committee; and (v) other Employees and Consultants that do not meet other criteria set by the Committee.

4.            Offering Periods.

(a)          In General.  The Plan shall generally be implemented by a series of Offering Periods, each of which lasts approximately six (6) months.

(b)         Changes by Committee.  The Committee shall have the authority to make changes to the occurrence, duration and/or the frequency of Offering Periods with respect to future Offering Periods if any such change is announced prior to the scheduled beginning of the first Offering Period to be affected by such changes, provided that the duration of an Offering Period may not exceed two (2) years from the Entry Date.

5.            Participation.  Employees and Consultants meeting the eligibility requirements of Section 3 hereof may elect to participate in the Plan commencing on any Entry Date for the applicable Offering Period by enrolling online in the manner and through the website designated by the Company during the period beginning on the First Enrollment Date and ending at 5:30 pm Israeli time on the Last Enrollment Date that corresponds to the applicable Offering Period set forth below:

Offering Period	First Enrollment Date	Last Enrollment Date

June 1 – November 30	May 1	May 31
December 1 – May 31	November 1	November 30

; provided, however, that before the Entry Date for any such Offering Period, the Committee may prescribe with respect to all Employees and Consultants meeting the eligibility requirements of Section 3 hereof any alternative enrollment period and method for such Offering Period.

Notwithstanding the foregoing, the first Offering Period under this Plan shall begin on January 1, 2021 (and end on May 31, 2021) and the First Enrollment Date for such Offering Period shall be December 15, 2020 and December 31, 2020 being the Last Enrollment Date for such Offering Period.

6.            Grant of Option.

(a)         Shares Subject to Option.  On a Participant’s Entry Date, the Participant shall be granted an option to purchase on the subsequent Purchase Date (at the Purchase Price determined as provided in Section 6(b) below) up to a number of Shares determined by dividing such Participant’s Plan Contributions accumulated during the current Offering Period prior to such Purchase Date and retained in the Participant’s account as of such Purchase Date by the Purchase Price; provided that the maximum number of Shares a Participant may purchase during any calendar year shall be that whole number of Shares determined by dividing $40,000 by the Purchase Price; provided further that such maximum number of Shares may instead be established by the Committee as a fixed number or a different predetermined formula with respect to any Offering Period prior to the Entry Date thereof.  No fractional Shares shall be issued or otherwise transferred upon the exercise of an option under the Plan.

(b)          Purchase Price.  The Purchase Price offered to each Participant in a given Offering Period shall be the Applicable Percentage of the Fair Market Value of a Share on the Entry Date or the Purchase Date, whichever is lower.  The Applicable Percentage with respect to each Offering Period shall be 85% unless and until such Applicable Percentage is changed by the Committee, in its discretion, provided that any such change in the Applicable Percentage with respect to a given Offering Period must be established prior to the commencement of the enrollment process for such Offering Period.

(c)          No Rights as Shareholder.  Until a Participant’s option has been exercised and the Shares have been purchased by such Participant in accordance with the provisions of the Plan and have actually been issued to such Participant or to an appointed nominee, such Participant shall (i) have no voting, dividend or other rights and/or privileges of a shareholder of the Company in respect of shares purchasable upon exercise of any part of such option, and (ii) shall not be deemed to be a class of shareholders or creditors of the Company under applicable law, including Sections 350 and 351 of the Israeli Companies Law - 1999.

(d)         Bookkeeping Accounts Maintained.  Individual bookkeeping account shall be maintained for all Participants.  All Plan Contributions from a Participant’s Compensation shall be credited to such Participants’ Plan account.  However, all Plan Contributions made for a Participant shall be deposited in the Company’s or a Designated Subsidiary’s general corporate bank accounts, and no interest shall accrue or be credited with respect to a Participant’s Plan Contributions.  All Plan Contributions received or held by the Company or a Designated Subsidiary may be used by the Company or such Designated Subsidiary for any corporate purpose, and neither the Company nor such Designated Subsidiary shall be obligated to segregate or otherwise set apart such Plan Contributions from any other corporate funds.

7.            Plan Contributions.

(a)         Contribution by Payroll Deduction.  All contributions to the Plan made by eligible Participants who are Employees shall be made only by after-tax payroll deductions by the Company or Designated Subsidiary. All contributions to the Plan made by eligible Participants who are Consultants shall be made only by deductions from Compensation paid by the Company or Designated Subsidiary to such Consultants pursuant to the agreement governing the Consultant relationship.  Unless otherwise determined by the Committee, all such contributions shall be paid in the same currency pursuant to which the Compensation is payable and if not in United States dollars will be exchanged into United States dollars as determined by the Committee.

(b)         Payroll Deduction Election.  At the time a Participant enrolls with respect to an Offering Period in accordance with Section 5, the Participant shall authorize payroll, or, solely in respect of Consultants, accounts payable, deductions from his or her Compensation to be made on each payroll, or, solely in respect of Consultants, invoice payment, date during the portion of the Offering Period that he or she is a Participant in an amount not less than 1% and not more than 15% of the Participant’s Compensation on each payroll, or, solely in respect of Consultants, invoice payment, date during the portion of the Offering Period that he or she is a Participant, subject to any limitations and restrictions pertaining to payroll, or, solely in respect of Consultants, accounts payable, deductions pursuant to applicable law and subject further to any decision of the Committee to change the maximum cap of the payroll, or, solely in respect of Consultants, accounts payable, deduction (i.e. 15%) whether in general or in respect of certain Offering Period(s), as determined by the Committee.  The amount of payroll, or, solely in respect of Consultants, accounts payable, deductions must be a whole percentage (e.g., 1%, 2%, 3%, etc.) of the Participant’s Compensation. The amount of payroll, or, solely in respect of Consultants, accounts payable, deductions may be adjusted to the extent determined necessary or appropriate by the Committee.

(c)         Commencement of Payroll Deductions.  Except as otherwise determined by the Committee, payroll, or, solely in respect of Consultants, accounts payable, deductions shall commence with the earliest administratively practicable payroll, or, solely in respect of Consultants, invoice payment, date on or after the Entry Date with respect to which the Participant enrolls in accordance with Section 5, or is deemed to have elected continued participation in the Plan with respect to succeeding Offering Periods in accordance with Section 7(d).

(d)         Automatic Continuation of Deductions for Succeeding Offering Periods.  Subject to Section 12(a), with respect to each succeeding Offering Period, a Participant shall be deemed (i) to have elected to participate in such immediately succeeding Offering Period (and, for purposes of such Offering Period, the Participant’s “Entry Date” shall be the first day of such succeeding Offering Period), and (ii) to have authorized the same payroll, or, solely in respect of Consultants, accounts payable, deduction for such immediately succeeding Offering Period as was in effect for the Participant immediately prior to the commencement of such succeeding Offering Period, unless such Participant elects otherwise prior to the Entry Date of such succeeding Offering Period, in accordance with Section 7(e) below or such Participant withdraws from the Plan in accordance with Section 12 hereof.

(e)          Change of Deduction Election.  A Participant may not decrease or increase the rate of his or her payroll, or, solely in respect of Consultants, accounts payable, deductions during an Offering Period, unless otherwise determined by the Committee.  Using the authorization process designated for this purpose by the Company in accordance with Section 5 above authorizing a change in the rate of payroll, or, solely in respect of Consultants, accounts payable, deductions, a Participant may decrease or increase the rate of his or her payroll, or, solely in respect of Consultants, accounts payable, deductions (within the limitations of Section 7(b) above) commencing with the first Offering Period that begins after the date of such authorization.  Additionally, a Participant may withdraw from an Offering Period as provided in Section 12(a) hereof.

(f)          Automatic Changes in Deduction.  The Company may decrease a Participant who is an Employee rate of payroll, or, solely in respect of a Participant who is a Consultant, accounts payable, deductions, but not below zero percent, at any time during an Offering Period to the extent necessary to comply with Section 6(a) or, as determined by the Committee in its discretion.  Payroll, or, solely in respect of Consultants, accounts payable, deductions shall recommence at the rate provided in the Participant’s enrollment at the beginning of the first Offering Period beginning in the following calendar year, unless the Participant’s participation in the Plan terminates as provided in Section 12.

(g)          Other Forms of Contributions Transfer. Notwithstanding any other provisions of the Plan to the contrary, where participation in the Plan through payroll, or, solely in respect of Consultants, accounts payable, deductions is prohibited or inapplicable (e.g., leave of absence that does not constitute a Terminating Event), the Committee may provide that an eligible Employee or Consultant may elect to participate through contributions to his or her account under the Plan in a form acceptable to the Committee (such as payment by cash, check, wire transfer or otherwise) in lieu of or in addition to payroll, or, solely in respect of Consultants, accounts payable, deductions, provided that such contributions are made prior to the Purchase Date of the respective Offering Period.

8.           Exercise of Options and Purchase of Shares.

(a)         Exercise of Options.  On each Purchase Date, the option for the purchase of Shares of each Participant who has not withdrawn from the Plan shall be automatically exercised to purchase the number of whole Shares determined by dividing (i) the total amount of the accumulated Plan Contributions then credited to the Participant’s account under the Plan during the Offering Period and not previously applied toward the purchase of Shares by (ii) the Purchase Price, subject to the limitations in Section 6(a) and any other limitation in the Plan.

(b)          Pro Rata Allocation of Shares.  If the aggregate number of Shares to be purchased by all Participants in the Plan on a Purchase Date exceeds the number of Shares available as provided in Section 13, the Company shall make a pro rata allocation of the remaining Shares in as uniform manner as practicable and as the Company determines to be equitable. Any fractional Share resulting from such pro rata allocation to any Participant shall be disregarded and shall not be issued.

(c)          Delivery of Shares. As soon as practicable after each Purchase Date but in no event later than fourteen (14) days after the applicable Purchase Date, the Company shall arrange the delivery of the Shares purchased by each Participant on such Purchase Date to a broker designated by the Company that will hold such Shares for the benefit of each such Participant; provided that the Company may arrange the delivery to a Participant of a certificate representing such Shares. Shares to be delivered to a Participant under the Plan shall be registered in the name of the Participant.

(d)          Return of Cash Balance. Any cash balance remaining in a Participant’s Plan account following any Purchase Date shall be refunded to the Participant as soon as practicable after such Purchase Date but in no event later than fourteen (14) days after the applicable Purchase Date.  However, if the cash balance to be returned to a Participant pursuant to the preceding sentence is less than the amount that would have been necessary to purchase an additional whole Share on such Purchase Date, the Company may arrange for the cash balance to be retained in the Participant’s Plan account and applied toward the purchase of Shares in the subsequent Offering Period, as the case may be.

(e)          Tax Withholding. Any tax consequences arising from participation in the Plan, the issuance, sale or disposition of Shares or from any other event or act (including, without limitation, by the Company, and/or any Designated Subsidiary or any Participant) hereunder shall be borne solely by the relevant Participant. Without derogating from the generality of the foregoing, at the time a Participant’s option is granted or exercised, in whole or in part, or at the time a Participant disposes of some or all of the Shares he or she purchases under the Plan, the Participant shall make adequate provision for the federal, state, local, Israeli and other non-United States tax withholding obligations, if any, of the Company and/or the applicable Designated Subsidiary which arise upon grant or exercise of such option or upon such disposition of Shares, respectively. The Company and/or applicable Designated Subsidiary may, but shall not be obligated to: (i) pay all applicable federal, state, local, Israeli and other non-United States tax withholding taxes required by law to be withheld in respect of the options granted hereunder, by the sale of Shares purchased hereunder, in an amount reasonably determined by the Company to be sufficient to satisfy any such withholding tax required under applicable law; and/or (ii) withhold from the Participant’s compensation the amount necessary to meet such withholding obligations as it may deem necessary or appropriate. Furthermore, by receiving any benefit under the Plan, a Participant shall be deemed to agree to indemnify the Company and the Designated Subsidiaries and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment or distribution made to such Participant.

(f)          Expiration of Option. Any portion of a Participant’s option remaining unexercised after the end of the Offering Period to which such option relates shall expire immediately upon the end of such Offering Period.

(g)          Provision of Reports to Participants. Unless otherwise determined by the Committee, each Participant who has exercised all or part of his or her option under the Plan shall receive, as soon as practicable after the Purchase Date, a report of such Participant’s Plan account setting forth the total Plan Contributions accumulated prior to such exercise, the number of Shares purchased, the Purchase Price for such Shares, the date of purchase and the cash balance, if any, remaining immediately after such purchase that is to be refunded or retained in the Participant’s Plan account pursuant to Section 8(d).  The report pursuant to this Section may be delivered in such form and by such means, including by electronic transmission, as the Company may determine.

9.           Deposit of Shares into ESPP Brokerage Account.  Notwithstanding any other provisions of the Plan to the contrary, the Company may require that the Shares purchased on behalf of each Participant under the Plan shall be deposited directly into a brokerage account which the Company may establish for the Participant at a Company-designated brokerage firm (such an account, the “ESPP Brokerage Account”).  A Participant may sell Shares held in his or her ESPP Brokerage Account at any time.

10.          Designation of Beneficiary.

(a)          Designation.  Unless otherwise determined by the Committee, a Participant may file with the Company (or a person or firm designated by the Committee) a written designation (in a form acceptable to the Committee) of a beneficiary who is to receive any Shares and/or cash, if any, otherwise deliverable from the Participant’s Plan account and/or ESPP Brokerage Account in the event of the Participant’s death prior to delivery to the Participant thereof, to the extent permitted and recognized by applicable law.

(b)          Change of Designation; Absence of Designated Beneficiary.  A Participant’s beneficiary designation may be changed by the Participant at any time in the manner designated by the Company (or a person or firm designated by the Committee).  In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan in accordance with applicable law who is living at the time of such Participant’s death, the Company (or a person or firm designated by the Committee) shall deliver such Shares and/or cash to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company (or a person or firm designated by the Committee), in its discretion, may deliver such Shares and/or cash to the spouse or to any one or more dependents or relatives of the Participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

11.          Transferability.  Unless otherwise determined by the Committee, neither Plan Contributions credited to a Participant’s account nor any option or rights to exercise any option or receive Shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will or the laws of descent and distribution, or as provided in Section 10).  Any attempted such assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw in accordance with Section 12(a).

12.          Withdrawal; Terminating Event.

(a)          Withdrawal.  A Participant may withdraw from an Offering Period at any time by giving written notice to the Company (or a person or firm designated by the Committee) not later than 5:30 pm Israel time on the last withdrawal date that corresponds to the applicable Purchase Date set forth below:

Offering Period	Purchase Date	Last Withdrawal Date

June 1 – November 30	Last day of November	November 23
December 1 – May 31	Last day of May	May 24

Payroll, or, solely in respect of Consultants, accounts payable, deductions, if any have been authorized, shall cease as soon as administratively practicable after receipt by the Company of the Participant’s notice of withdrawal, in a form as prescribed by the Company, and, subject to administrative practicability, no further purchases shall be made for the Participant’s account.  All Plan Contributions credited to such Participant’s account, if any, and not yet used to purchase Shares, shall be returned to the Participant as soon as administratively practicable after receipt of the Participant’s notice of withdrawal (but in no event more than fourteen (14) days thereafter).  Such Participant’s unexercised options to purchase Shares pursuant to the Plan shall be automatically terminated.  Payroll, or, solely in respect of Consultants, accounts payable, deductions will not resume on behalf of a Participant who has withdrawn from the Plan (a “Former Participant”) unless the Former Participant enrolls in a subsequent Offering Period in accordance with Section 5 and subject to the restriction provided in Section 12(b), below.

(b)          Effect of Withdrawal on Subsequent Participation.  A Former Participant who has withdrawn from the Plan pursuant to Section 12(a) and who is an eligible Participant pursuant to Section 3, shall be eligible to participate in the Plan at the beginning of the next Offering Period following the date the Former Participant withdrew, and the Former Participant must submit a new enrollment in accordance with Section 5 in order to again become a Participant.

(c)          Terminating or Transfer Event.  If a Participant has a Terminating Event, (i) such Participant may not make further Plan Contributions, (ii) any amount of cash then credited to his or her Plan account shall be promptly returned to such Participant following the date of such Terminating Event, (iii) the Participant will not be permitted to purchase Shares under this Plan on the Purchase Date that follows such Terminating Event, and (iv) all Shares held in such Participant’s ESPP Brokerage Account shall continue to be held in such ESPP Brokerage Account unless the Participant sells or transfers such Shares. For the avoidance of doubt, unless determined otherwise by the Committee, in the event that the employment or other service relationship of a Participant is transferred from the Company or a Designated Subsidiary, and such Participant becomes an employee or a consultant, of a Designated Subsidiary or the Company, such transfer of the Participant shall not constitute a Terminating Event. The Committee may establish rules to govern transfers of employment between the Company and the Designated Subsidiary and vis versa.

13.          Shares Issuable under the Plan.

(a)          Number of Shares.  Subject to adjustment as provided in Section 13(b), the maximum number of Shares that may be issued under the Plan in the aggregate shall be 600,000.  Such Shares issuable under the Plan may be authorized and unissued shares (which will not be subject to preemptive rights), Shares held in treasury by the Company, Shares repurchased by the Company on the open market or by private purchase or any combination of the foregoing.  Any Shares issued under the Plan shall reduce on a Share-for-Share basis the number of Shares available for subsequent issuance under the Plan.  If an outstanding option under the Plan for any reason expires or is terminated or cancelled, the Shares allocable to the unexercised portion of such option shall again be available for issuance under the Plan.

(b)          Adjustments Upon Changes in Capitalization; Company Transactions.

i.          If the outstanding Shares are increased or decreased, or are changed into or are exchanged for a different number or kind of shares, including as a result of one or more mergers, reorganizations, restructurings, recapitalizations, reclassifications, stock splits, reverse stock splits, stock dividends or the like, or there occurs a separation, spin-off or other distribution of stock or property (including any extraordinary dividend, but excluding any ordinary dividends) affecting the Company, then appropriate adjustments shall be made to the number and/or kind of shares available for issuance in the aggregate under the Plan and under each outstanding option under the Plan and to the Purchase Price thereof, in each case as determined by the Committee, in its discretion, and the Committee’s determination shall be conclusive.

ii.         In the event of any proposed dissolution or liquidation of the Company, immediately prior to the consummation of such proposed action, any outstanding Offering Period will terminate, and any Shares held in ESPP Brokerage Accounts, and all Plan Contributions credited to Participant Plan accounts and not used to purchase Shares, shall be distributed to each applicable Participant, unless otherwise provided by the Committee.

iii.        In the event of sale of all or substantially all of the Company’s assets, or a merger, amalgamation, consolidation, acquisition or sale or exchange of shares or similar event affecting the Company as aforesaid (each, a “Company Transaction”), then, as determined by the Committee, in its discretion, which determination shall be conclusive, either:

(A)         each option under the Plan shall be assumed or an equivalent option shall be substituted by the Company’s successor corporation or a parent corporation of such successor corporation, unless the Committee determines, in the exercise of its discretion, and in lieu of such assumption or substitution, to shorten the Offering Period then in progress by setting a new Purchase Date (the “New Purchase Date”).  If the Committee shortens the Offering Period then in progress in lieu of assumption or substitution in the event of a Company Transaction, the Company shall notify each Participant in writing, prior to the New Purchase Date, that the Purchase Date for such Participant’s option has been changed to the New Purchase Date, and that such Participant’s option will be exercised automatically on the New Purchase Date, unless prior to such date the Participant has withdrawn from the Plan as provided in Section 12(a).  For purposes of this Section 13(b), an option granted under the Plan shall be deemed to have been assumed if, following the Company Transaction, the option confers the right to purchase, for each Share subject to the option immediately prior to the Company Transaction, the consideration (whether shares, cash or other securities or property) received in the Company Transaction by holders of Shares for each Share held on the effective date of the Company Transaction (and if such holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, that if the consideration received in the Company Transaction was not solely common stock or Shares of the successor corporation or its parent corporation, the Committee may, with the consent of the successor corporation, provide for the consideration to be received upon exercise of the option to be solely common stock of the successor corporation or its parent corporation equal in fair market value to the per share consideration received by the holders of Shares in the Company Transaction; or

(B)         the Plan shall terminate, and any Shares held in ESPP Brokerage Accounts and all the Plan Contributions credited to Participant Plan accounts and not yet used to purchase Shares, shall be distributed to each applicable Participant.

iv.        In all cases, the Committee shall have discretion to exercise any of the powers and authority provided under this Section 13, and the Committee’s actions hereunder shall be final and binding on all Participants.  No fractional shares shall be issued under the Plan pursuant to any adjustment authorized under the provisions of this Section 13.

14.          Administration.  The Plan shall be administered by the Committee.  The Committee shall have all authority that may be necessary or helpful to enable it to discharge its responsibilities with respect to the Plan.  Without limiting the generality of the foregoing sentences of this Section 14, subject to the express provisions of the Plan, the Committee shall have full and exclusive discretionary authority to interpret and construe any and all provisions of the Plan and any agreements, forms, and instruments relating to the Plan; prescribe the forms and manner of any agreements, forms, and instruments, and all enrollment, designation or communication, relating to the Plan; determine eligibility to participate in the Plan; adopt rules and regulations for administering the Plan; adjudicate and determine all disputes arising under or in connection with the Plan; determine whether a particular item is included in “Compensation;” establish the exchange ratio applicable to amounts withheld in a currency other than United States dollars, retain and engage such third parties as it shall determine to assist with the administration of the Plan and make all other determinations necessary or advisable for the administration of the Plan.  All decisions, actions and determinations by the Committee with respect to the Plan; any agreement, form or instrument relating to the Plan; or any operation or administration of the Plan shall be final, conclusive and binding on all persons.  Subject to applicable laws, rules, and regulations, the Committee may, in its discretion, from time to time, delegate all or any part of its responsibilities and powers under the Plan to any employee or group of employees of the Company or any Subsidiary, and revoke any such delegation.  Notwithstanding the foregoing, the Board, in its absolute discretion, may at any time and from time to time exercise any and all rights, duties and responsibilities of the Committee under the Plan, including, but not limited to, establishing procedures to be followed by the Committee.

15.          Amendment, Suspension, and Termination of the Plan.

(a)          Amendment of the Plan.  The Board or the Committee may at any time, or from time to time, amend the Plan in any respect; provided that except as otherwise provided by Section 4(b) or Section 13(b), or to comply with any applicable law, regulation or rule, including rules, regulations and bylaws of any stock exchange on which the Company’s shares are listed for trading, any such amendment will become effective immediately following the close of any Offering Period then in effect.

(b)          Suspension of the Plan.  The Board or the Committee may, at any time, suspend the Plan; provided that the Company shall provide notice to the Participants prior to the effectiveness of such suspension.  The Board or the Committee may resume the operation of the Plan following any such suspension; provided that the Company shall provide notice to the Participants prior to the date of termination of the suspension period.  A Participant shall remain a Participant in the Plan during any suspension period (unless he or she withdraws pursuant to Section 12(a)), however no options shall be granted or exercised, and no payroll deductions shall be made in respect of any Participant during the suspension period.

(c)          Termination of the Plan.  The Plan and all rights of Participants hereunder shall terminate on the earliest of:

i.          the Purchase Date at which Participants become entitled to purchase a number of Shares greater than the number of Shares remaining available for issuance under the Plan pursuant to Section 13;

ii.         such date as is determined by the Board in its discretion; or

iii.        the last Purchase Date immediately preceding the tenth (10th) anniversary of the Effective Date.

Notwithstanding the foregoing to the contrary, (i) the Board may at any time, with notice to Participants, terminate an Offering Period then in progress and provide, in its discretion, that the outstanding balance of Plan Contributions credited to Participant Plan accounts and not yet used to purchase Shares shall either be (x) used to purchase Shares on an early Purchase Date established by the Board, or (y) distributed to the applicable Participants, and (ii) upon any termination of the Plan, any Offering Period then in progress shall be treated as may be determined by the Board in accordance with clause (i) of this sentence, and any Shares held in ESPP Brokerage Accounts shall be distributed to the applicable Participants.

16.          Miscellaneous.

(a)          Notices.  All notices or other communications by a Participant to the Company under or in connection with the Plan shall be in writing and shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person or agent, designated by the Company for the receipt thereof.

(b)          Expenses of the Plan.  All costs and expenses incurred in administering the Plan shall be paid by the Company or a Designated Subsidiary, except that any stamp duties or transfer taxes applicable to participation in the Plan may be charged to the account of such Participant by the Company.

(c)          Rights of Participants.

i.          Rights or Claims.  No person shall have any rights or claims under the Plan except in accordance with the provisions of the Plan and any applicable agreement thereunder.  The liability of the Company or any Designated Subsidiary under the Plan is limited to the obligations expressly set forth in the Plan, and no term or provision of the Plan may be construed to impose any further or additional duties, obligations, or costs on the Company, any Designated Subsidiary or any other affiliate thereof or the Board or the Committee not expressly set forth in the Plan.  The grant of any option under the Plan shall not confer any rights upon the Participant holding such option other than such terms, and subject to such conditions, as are specified in the Plan as being applicable to such option, or to all options.  Without limiting the generality of the foregoing, neither the existence of the Plan nor anything contained in the Plan or in any agreement thereunder shall be deemed to:

(A)
give any Participant the right to be retained in the service of the Company or any Designated Subsidiary, whether in any particular position, at any particular rate of compensation, for any particular period of time or otherwise;

(B)	restrict in any way the right of the Company or any Designated Subsidiary to terminate, change or modify any Participant’s employment or consulting relationship at any time with or without cause;

(C)
constitute a contract of employment between the Company or any Designated Subsidiary and any Employee, nor shall it constitute a right to remain in the employ of the Company or any Designated Subsidiary;

(D)
give any Employee or Consultant of the Company or any Designated Subsidiary the right to receive any bonus, whether payable in cash or in Shares, or in any combination thereof, from the Company and/or a Designated Subsidiary, nor be construed as limiting in any way the right of the Company and/or a Designated Subsidiary to determine, in its discretion, whether or not it shall pay any Employee or Consultant bonuses, and, if so paid, the amount thereof and the manner of such payment; or

(E)	give any Employee or Consultant any rights whatsoever with respect to any Share options except as specifically provided in the Plan and any applicable agreement thereunder.

ii.         Options.  Notwithstanding any other provision of the Plan, a Participant’s right or entitlement to purchase any Shares under the Plan shall only result from continued employment, or other service relationship, with the Company or any Designated Subsidiary.

iii.        No Effects on Benefits; No Damages.  Any compensation received by a Participant under an option is not part of any (1) normal or expected compensation or salary for any purpose, as an employee or otherwise; (2) termination, indemnity, severance, resignation, redundancy, end of service payments; (3) bonuses; (4) long-service awards; (5) pension or retirement benefits; or (6) similar payments under any laws, plans, contracts, policies, programs, arrangements or otherwise, in each case, otherwise payable or provided to such Participant.  A Participant shall, by participating in the Plan, waive any and all rights to compensation or damages in consequence of termination of employment of such Participant for any reason whatsoever, whether lawfully or otherwise, insofar as those rights arise or may arise from such Participant ceasing to have rights under the Plan as a result of such termination of employment, or from the loss or diminution in value of such rights or entitlements, including by reason of the operation of the terms of the Plan or the provisions of any statute or law relating to taxation.  No claim or entitlement to compensation or damages arises from the termination of the Plan or diminution in value of any option or Shares purchased under the Plan.

iv.        No Effect on Other Plans.  Neither the adoption of the Plan nor anything contained herein shall affect any other compensation or incentive plans or arrangements of the Company or any Designated Subsidiary, or prevent or limit the right of the Company or any Designated Subsidiary to establish any other forms of incentives or compensation for their employees or grant or assume options or other rights otherwise than under the Plan.

(d)          Participants Deemed to Accept Plan.  By accepting any benefit under the Plan, each Participant and each person claiming under or through any such Participant shall be conclusively deemed to have indicated their acceptance and ratification of, and consent to, all of the terms and conditions of the Plan and any action taken under the Plan by the Board, the Committee or the Company, in any case in accordance with the terms and conditions of the Plan.

(e)          Uncertificated Shares.  To the extent that the Plan provides for issuance of certificates to reflect the transfer of Shares, the transfer of such Shares may nevertheless be affected on an uncertificated basis, to the extent not prohibited by applicable law or the rules, regulations and bylaws of any stock exchange.  Notwithstanding any contrary Plan provisions prescribing the manner and form in which share certificates may be issued and/or Shares may be held by or on behalf of Participants, the Company and any affiliate thereof shall have the right to make such alternative arrangements as they may, in their discretion, determine, and which may include the transfer of Shares and/or the issue of share certificates to any nominee or trust or other third party arrangement established for the benefit in whole or in part of Participants.

(f)          Governing Law. The Plan shall be governed by the laws of the State of Israel, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction.  Participants are deemed to submit to the exclusive jurisdiction and venue of the courts in Tel-Aviv, Israel, to resolve any and all issues that may arise out of or relate to the Plan or any related document.

(g)          No Constraint on Corporate Action.  Nothing contained in the Plan shall be construed to prevent the Company or any Designated Subsidiary from taking any corporate action (including the Company’s right or power to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets) which is deemed by it to be appropriate, or in its best interest, whether or not such action would have an adverse effect on the Plan, or any rights awarded Participants under the Plan.  No employee, consultant, beneficiary, or other person, shall have any claim against the Company or any Designated Subsidiary as a result of any such action.

(h)          Section 16.  The provisions and operation of the Plan are intended to result in no transaction under the Plan being subject to (and not exempt from) the rules of Section 16 of the Securities Exchange Act of 1934, as amended, to the extent such rules are or become applicable to the Company.

(i)          Requirements of Law; Limitations on Awards.

i.        The Plan, the granting, acceptance and exercise of options and the issuance of Shares under the Plan and the Company’s obligation to sell and deliver Shares upon the exercise of options to purchase Shares shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

ii.         If at any time the Committee shall determine, in its discretion, that the listing, registration and/or qualification of Shares upon any securities exchange or under any state, Federal or non-United States law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the sale or purchase of Shares hereunder, the Company shall have no obligation to allow the grant or exercise of any option under the Plan, or to issue or deliver evidence of title for Shares issued under the Plan, in whole or in part, unless and until such listing, registration, qualification, consent and/or approval shall have been effected or obtained, or otherwise provided for, free of any conditions not acceptable to the Committee.

iii.        If at any time counsel to the Company shall be of the opinion that any sale or delivery of Shares pursuant to an option is or may be in the circumstances unlawful or result in the imposition of excise taxes on the Company, any Designated Subsidiary or any affiliate respectively thereof under the statutes, rules or regulations of any applicable jurisdiction, the Company shall have no obligation to make such sale or delivery, or to make any application or to effect or to maintain any qualification or registration under the United States Securities Act of 1933, as amended, or otherwise with respect to Shares or options, and the right to exercise any option under the Plan shall be suspended until, in the opinion of such counsel, such sale or delivery shall be lawful or will not result in the imposition of excise taxes on the Company, any Designated Subsidiary or any such affiliate.

iv.        Upon termination of any period of suspension under Section 16(i)(iii), any option affected by such suspension which shall not then have expired or terminated shall be reinstated as to all Shares available before such suspension and as to the Shares which would otherwise have become available during the period of such suspension, but no suspension shall extend the term of any option.

v.         The Committee may require each person receiving Shares in connection with any option under the Plan to represent and agree with the Company in writing that such person is acquiring such Shares for investment without a view to the distribution thereof, and/or provide such other representations and agreements as the Committee may prescribe.  The Committee, in its absolute discretion, may impose such restrictions on the ownership and transferability of the Shares purchasable or otherwise receivable by any person under any option as it deems appropriate.  Any such restrictions may be set forth in the applicable agreement, and the certificates evidencing such shares may include any legend that the Committee deems appropriate to reflect any such restrictions.

(j)          Data Protection.  By participating in the Plan, each Participant consents to the collection, processing, transmission and storage by the Company and any Designated Subsidiary, in any form whatsoever, of any data of a professional or personal nature which is necessary for the purposes of administering the Plan.  The Company and any Designated Subsidiary may share such information with any affiliate thereof, any trustee, its registrars, brokers, other third-party administrator or any person who obtains control of the Company or any Designated Subsidiary or any affiliate respectively thereof, or any division respectively thereof.

(k)          Electronic Delivery.  Any reference in the Plan or any related agreement to an agreement, document, statement, instrument or notice, whether written or otherwise, will include any agreement, document, statement, instrument or notice delivered electronically, filed publicly at www.sec.gov (or any successor website thereto) or posted on the Company’s SharePoint (or similar site).

(l)          Drafting Context; Captions.  Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.  The word “Section” herein shall refer to provisions of the Plan, unless expressly indicated otherwise. The words “include,” “includes,” and “including” herein shall be deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of similar import, unless the context otherwise requires.  The headings and captions appearing herein are inserted only as a matter of convenience. They do not define, limit, construe, or describe the scope or intent of the provisions of the Plan.

(m)         Rules for Israeli and Other Jurisdictions.

i.         With respect to Employees employed in Israel, the Plan may qualify, in the discretion of the Company, under any tax route of Section 102 of the Israeli Tax Ordinance (as amended) and/or under any tax ruling given in this matter by the Israeli tax authorities (if any).  Notwithstanding any other provision of the Plan, the grant of options and issuance of Shares hereunder is subject to any rules, regulations and limitations of applicable law resulting from the tax route elected by the Company or as promulgated by such tax ruling (if any).  As a condition for grant of options and issuance of Shares hereunder, a Participant shall execute any document and assume any obligation required by the Company in order to comply with such rules, regulations and limitations, including any trust arrangement (if applicable).

ii.        The Committee may adopt rules or procedures relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures.  Without limiting the generality of the foregoing, the Committee is specifically authorized, in its discretion, to adopt rules and procedures regarding the exclusion of particular Subsidiaries from participation in the Plan, eligibility to participate, the definition of Compensation, handling of payroll deductions, payment of interest, conversion of local currency, data privacy security, payroll tax, withholding procedures, establishment of bank or trust accounts to hold payroll deductions or contributions, determination of beneficiary designation requirements, and handling of share certificates which vary with local requirements.  The Committee may also adopt sub-plans applicable to particular Designated Subsidiaries, locations or classes of Employees.  The rules of any such sub-plans shall take precedence over other provisions of the Plan, but unless otherwise superseded by the terms of such sub-plan, the provisions of the Plan shall govern the operation of such sub-plan.

(n)          Section 409A.  The Plan and the options granted pursuant to Offerings thereunder are intended to comply with Section 409A. Notwithstanding any provision of the Plan to the contrary, if the Committee determines that any option granted under the Plan may be or become subject to Section 409A or that any provision of the Plan may cause an option granted under the Plan to be or become subject to Section 409A, the Committee may adopt such amendments to the Plan and/or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions as the Committee determines are necessary or appropriate to avoid the imposition of taxes under Section 409A, either through compliance with the requirements of Section 409A or with an available exemption therefrom.

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